Exhibit 99.1

For Immediate Release

June 23, 2015

For More Information

Trisha Voltz Carlson, SVP & Investor Relations Manager

504-299-5208 or trisha.carlson@hancockbank.com

Hancock Maintains Strong Capital in Regulatory Stress Test

Company implemented a conservative approach to all required scenarios

GULFPORT, Miss. (June 23, 2015) — Hancock Holding Company (Nasdaq: HBHC) today announced the results of its 2015 Dodd-Frank Act Stress Test, or “DFAST”, which indicate that the company and the bank would maintain sufficient financial resources to successfully manage the impacts expected during a hypothetical severe economic downturn.

Highlights of the 2015 DFAST results include:

•	Company and Bank maintain capital levels that exceed regulatory minimums throughout the nine-quarter course of the Severely Adverse scenario

•	Management employed a conservative approach to the stress test in order to ensure sufficient hypothetical stress was applied; examples include

•	The cumulative provision for loan and lease losses is 55 percent larger than the cumulative losses projected resulting in a large reserve build

•	An 11 percent increase in risk weighted assets over the nine-quarter horizon

•	In accordance with the DFAST guidance, the stress test and its results do not include either $150 million of Tier 2-qualified sub-debt issued or the repurchase of approximately $75 million of common stock in the first quarter of 2015

The company’s complete DFAST report, including detailed results, can be found on the company’s Investor Relations website at www.hancockbank.com under Regulatory Disclosures within the SEC filings tab.

Forward-Looking Statements

This Report contains certain statements and estimates that may be forward-looking statements, including projections of our financial results and condition and capital ratios under a hypothetical scenario that incorporates a set of assumed economic and financial conditions prescribed by our regulators. The projections are not intended to be our forecast of expected future economic or financial conditions or our forecast of the Company’s or the Bank’s expected future financial results or condition, but rather reflect possible results under the prescribed hypothetical scenario. Our future financial results and condition will be influenced by actual economic and financial conditions and various other factors as described in our reports filed with the Securities and Exchange Commission , including our Annual Report on Form 10-K for the year ended December 31, 2014, all of which are available on our websites www.hancockbank.com and www.whitneybank.com. The Company assumes no obligation to update or revise any of its forward-looking statements in this Report.

About Hancock Holding Company

Hancock Holding Company is a financial services company with regional business headquarters and locations throughout a growing Gulf South corridor. The company’s banking subsidiary provides a comprehensive network of full-service financial choices through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank offices in Louisiana and Texas, including traditional and online banking; commercial and small business banking; energy banking; private banking; trust and investment services; certain insurance services; mortgage services; and consumer financing. More information and online banking are available at www.hancockbank.com and www.whitneybank.com.

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